Exhibit 10.12
AMENDMENT NO. 2
TO
THE WILLIAMS COMPANIES, INC. 2002 INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 23, 2004),
AWARD AGREEMENTS AND DEFERRAL ELECTIONS THEREUNDER
This Amendment No. 2 (“Amendment”) to The Williams Companies, Inc. 2002 Incentive Plan (as amended and restated effective January 23, 2004) and as further amended (“Plan”) is hereby adopted effective the 20th day of November, 2008.
WHEREAS, in October 2004, Congress adopted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, final regulations to Section 409A of the Code become fully effective January 1, 2009 (Section 409A of the Code and such final regulations and other guidance thereunder being referred to below in the aggregate as “Section 409A); and
WHEREAS, certain Awards made under the Plan remain outstanding and, together with the Plan, must comply with Section 409A beginning January 1, 2009;
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Plan to comply with Section 409A;
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 2.44 is amended to add the following at the end of the Section:
Notwithstanding the foregoing, except as otherwise provided in the Award Agreement with respect to such Award, with respect to any Award subject to Section 409A of the Code, “Termination of Affiliation” shall mean a “separation from service” as defined in Section 409A of the Code and guidance thereunder.
2. Section 5.8 is amended to add the following at the end of the Section:
Notwithstanding anything herein to the contrary, in no event will any deferral or payment of a deferred number of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

3. Section 13.5(a) is amended to add the following to the end of the second sentence of the Section:
,including, but not limited to, restrictions designed to comply with the requirements of Section 409A of the Code.
4. The last sentence of Section 13.6(e) is deleted and is replaced in its entirety by the following sentence:
Such settlement shall be made at the time or times specified in the applicable Deferral Election; provided that a Non-Employee Director may further defer settlement of the Deferral Account by filing a new Deferral Election subject to such restrictions and advance filing requirements as the Company may impose, including, but not limited to, restrictions designed to comply with the requirements of Section 409A of the Code.
5. A new Section 16.20 is added to read in its entirety as follows:
16.20 Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Grantee to become subject to Section 409A, unless the Committee expressly determines otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or Award Agreement and/or deferral election will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Committee without the consent of or notice to the Grantee. Notwithstanding the foregoing, with respect to any Award intended by the Committee to be exempt from the requirements of Section 409A which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the Award became vested unless (a) deferred pursuant to Section 5.8 or (b) otherwise permitted under the exemption provisions of Section 409A.
6. Except as set forth in Paragraphs 1 through 5 above, the Plan, each Award Agreement and/or each deferral election and all of their respect terms and conditions shall continue in effect.

7. All capitalized terms in this Amendment shall have the meanings set forth in the Plan except to the extent otherwise defined herein.
This Amendment is hereby approved and adopted effective as of the date first set forth above.

/s/ Stephanie Cipolla	Date: 12/1/08